                                                                     Exhibit 4.2

THIS WARRANT AND ANY OF THE ORDINARY SHARES OF THE DIALOG CORPORATION PLC (AS DEFINED BELOW) ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE WARRANTS (AS DEFINED BELOW) MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON OR WITHIN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


                                     WARRANT
                 to Subscribe for [      ] Ordinary Shares of
                           The Dialog Corporation plc




                            Issued: November 12, 1999

                           Expires: November 12, 2009





This Warrant certifies that [                ] or its registered and permitted
successors or assigns (the "Holder"), is entitled to, at its option, subject to the terms set forth below, subscribe for, from THE DIALOG CORPORATION PLC, a corporation organised under the laws of England (the "Company"), from time to
time up to [           ] duly authorised, validly issued and fully paid ordinary
shares of the Company, (1p) par value per share (as such number of shares may be adjusted pursuant to the provisions hereof) (the ordinary shares of the Company, including any stock into which it may be changed, reclassified, redenominated or converted, as well as any American Depositary Shares representing such shares are herein referred to as the "Ordinary Shares"). This Warrant (this "Warrant") is issued by the Company in connection with and in consideration for the
agreement by [           ] to agree to waive certain breaches of a senior
secured facility (the "Facility") in the aggregate principal amount of U.S.$ 117,500,000, pursuant to the terms of the Facility Agreement, dated October 17, 1997, between the Company, the Holder and the other entities named therein as Borrowers and/or Guarantors, Chase Manhattan plc, as Arranger, ABN Amro Bank N.V. as Joint Arranger, NM Rothschild & Sons Limited as Co-Arranger, the financial institutions named therein as Banks and Chase Manhattan International Limited as Facility and Security Agent, as amended and restated on May 13, 1999 and as further amended and restated on or about 12 November 1999 (the "Facility Agreement"). The Ordinary Shares issuable upon exercise of the Warrants are sometimes referred to herein as the "Warrant Shares," and the maximum number of Ordinary Shares so issuable under this Warrant is sometimes referred to as the "Aggregate Number" (as such number may be increased or decreased as more fully set forth herein).

This Warrant is subject to the following provisions, terms and conditions:

Section 1 Exercise of Warrant

     (a) To exercise this Warrant in whole or in part, the Holder shall deliver to the Company at any time prior to the Expiry Time at its registered office from time to time which is currently located at The Communication Building, 48 Leicester Square, London WC2H 7DB, (A) a written notice, in substantially the form of the Exercise Notice attached hereto as Exhibit 1, of the Holder's election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be subscribed for, (B) unless a Cashless Exercise (as defined below) is being made, the price for the Warrant Shares in immediately available funds paid to the Company, in an amount equal to the Exercise Price (as defined below) multiplied by the number of Warrant Shares being subscribed for, and (C) this Warrant. If the Company has not specified a London bank account into which such funds shall be payable after being requested to do so by the Holder, the Holder may deliver to the Company a bankers draft in payment of the price for the Warrant Shares. Once delivered, an Exercise Notice shall be irrevocable without the written consent of the Company. Compliance also must be made with any statutory or regulatory requirements from time to time applicable, including, without limitation, insider dealing legislation. The Company shall as promptly as practicable, and in any event within ten (10) business days thereafter, execute and dispatch to the Holder (and if more than one Holder, to the first named Holder in the registrar of Holders which shall be sufficient dispatch for all) or cause to be executed and dispatched (at the risk of the Holder), in accordance with such notice, a share certificate or certificates representing the aggregate number of Warrant Shares specified in such notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice and shall be issued in the name of the Holder or (subject as provided by law and to the payment of stamp duty, stamp duty reserve tax or any like tax as may be applicable (if any) as a consequence of the Holder requesting such other name) such other name(s) as shall be designated in such notice (not exceeding four). The Holder or any other person so designated to be named therein shall be deemed for all purposes to have become a Holder of record of such Warrant Shares immediately prior to the close of business on the date such Exercise Notice is received by the Company as aforesaid. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said share certificate or certificates, deliver to the Holder a new Warrant evidencing the rights of the Holder to subscribe for the remaining Ordinary Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant, or, at the request of the Holder, appropriate notation may be made on
          Schedule 1 of this Warrant and this Warrant returned to the Holder whereupon the Aggregate Number shall be revised as noted on Schedule
          1. The Company shall pay all expenses, taxes and other charges, including stamp duty, payable in connection with the preparation, issue and delivery of such share certificates and new Warrants, except that in case such share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer taxes that are payable upon the issuance of such share certificates or new Warrants, and any additional costs and expenses incurred as a result of registration in a name or names other than the name of the Holder, shall be paid by the Holder at the time of delivering the notice of exercise mentioned above. Payment for the Warrant Shares issued upon exercise of the Warrants under Section 1(a) may be made to the extent permitted by applicable law and the Company's Memorandum and Articles of

          Association without payment of the Exercise Price in cash ("Cashless Exercise"). A Holder requesting a Cashless Exercise shall receive that number of Ordinary Shares rounded down to the nearest whole number equal to the product of (1) the number of Ordinary Shares for which such Warrants would be exercisable with payment in cash of the Exercise Price as of the date of the exercise and (2) the Cashless Exercise Ratio. For the purposes of this Section 1(a), "Cashless Exercise Ratio" means a fraction, the numerator of which is the excess of the Fair Market Value (as defined below) per Ordinary Share on the date of the exercise over the Exercise Price per Ordinary Share as of the date of exercise and the denominator of which is the Fair Market Value per Ordinary Share on the date of exercise. All provisions of this Warrant shall be applicable with respect to an exercise of this Warrant pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby.

     (b) All Ordinary Shares issued upon the exercise of this Warrant shall be validly issued and fully paid and free from all preemptive rights of any shareholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes or as otherwise to be paid by the Holder pursuant to sub-paragraph (a)) and, if any Ordinary Shares are then listed on a securities exchange (which shall include, without limitation, the London Stock Exchange Limited) or quoted on an automated quotation system, the Company will upon or a soon as practicable after the issue of any such Ordinary Shares list or quote or obtain permission to list or quote, as the case may be, such Ordinary Shares to the extent permissible under the rules of such exchange or quotation system and not prohibited by law.

     (c) This Warrant shall not be exercisable in respect of a fraction of a Warrant Share. The Company shall not, upon any exercise of this Warrant, issue a certificate representing any fraction of a share of Ordinary Shares.

     (d) If the Company would be obliged to issue a fraction of an Ordinary Share then the Aggregate Number shall be rounded up to a whole number.

     (e) Where the Exercise Price is to be adjusted pursuant to the provisions hereof and the event giving rise to such adjustment is capable of falling within one or more of the sub-paragraphs of Section 5, the event shall fall within the sub-paragraph which would have the effect of decreasing the Exercise Price by the greatest amount, and in the event of equality, the first sub-paragraph shall apply, to the exclusion of the remaining sub-paragraphs.

Section 2 Terms and Conditions of Warrants

     (a)  Exercise Warrants to subscribe for [     ] (as adjusted in accordance
          with the provisions hereof) Ordinary Shares (the "Warrants") shall be exercisable at any time, and from time to time during the period commencing on the date hereof, and expiring at 11:59 p.m., London time, on November 12, 2009 (the "Expiry Time").

     (b) Subscription Price Subject to the provisions of Section 5 hereof, the subscription price of Ordinary Shares to be subscribed hereunder shall be:

          (i) if exercised on or before 8 May 2000, the average of the daily market prices for Ordinary Shares for the 5 consecutive dealing days (meaning for all purposes of this Warrant, a day on which dealings take place on the London Stock Exchange Limited) ending on (and, for the avoidance of doubt, including) 15 November 1999 and the 5 consecutive dealing days commencing on (and including) 16 November 1999; or

     if exercised on or after 9 May 2000, the lower of:

     (i) the average of the daily market prices for Ordinary Shares for the 5 consecutive dealing days ending on (and, for the avoidance of doubt, including) 15 November 1999 and the 5 consecutive dealing days commencing on (and including) 16 November 1999; and

     (ii) the average of the daily market price for Ordinary Shares for the 10 consecutive dealing days ending on (and, for the avoidance of doubt, including) 8 May 2000,

     or if there shall have been a public market for fewer than 10 dealing days, the average of the daily market prices for the actual number of dealing days (with the "market price" for each such dealing day being the closing price for each such day as reported in The Financial Times - London Edition, or if not reported therein, as reported in another newspaper chosen by the Board of Directors; or, where the subscription price cannot be so determined, as a result of the Ordinary Shares not being listed or quoted on any of the 10 dealing days referred to above, it shall be determined as follows: first, by an investment banking firm selected by the Holder, second, if such determination shall not be satisfactory to the Company, as evidenced by a written objection by the Company to the Holder, within ten (10) days of receipt by the Company of such determination, the Company shall be entitled to select an investment banking firm which shall make its own determination within thirty (30) days of its appointment, and if such determination shall differ by less than 10% from the determination of the investment banking firm selected by the Holder, the subscription price shall be the mean average of such determinations and fourth, if such determinations shall differ by 10% or more, such investment banking firms shall appoint a third investment banking firm which shall make its own determination within two weeks of its appointment, which determination shall be binding upon the Company and the Holder. Any and all determinations made pursuant to this Section 2 (b) shall be performed by an investment banking firm experienced in the conduct of corporate valuations and shall be based upon the fair market value of 100% of the Company on a consolidated basis if sold as a going concern, without giving effect to any discount for lack of liquidity of the Ordinary Shares or to the fact that the Ordinary Shares are privately held or to any discount relating to, or reclassification because of, the right of any stockholder or warrant holder of the Company to sell its shares of Ordinary Shares or warrants to the Company. In addition, in making such determination, the investment banking firm shall take into account the valuations associated with recent public offerings of Ordinary Shares by companies engaged in businesses and with capital structures similar to the Company and such other matters as are relevant to the valuation of the Company. Notwithstanding anything herein to the contrary, in determining the subscription price under this
     Section 2 (b), (a) any changes in generally accepted accounting principles in the United Kingdom ("GAAP") which are adverse to the valuation from the date of original issuance of the Warrants shall be disregarded such that any computations shall be made as if the GAAP change had not been implemented, and (b) any dividends paid or redemptions or repurchases of any of the securities of the Company by the

          Company within one year of the calculation of the subscription price hereunder shall be disregarded and any amounts distributed shall be treated as if such amounts had been retained by the Company. All costs of such determinations shall be borne by the Company)(the "Exercise Price").

     (c) Registration Rights Pursuant to a registration rights agreement entered into by the Company and the Holder on or about the date of this Warrant, the holders of Warrants and the Warrant Shares will have the right to "piggy back" such securities in the registration of any ordinary equity securities in accordance with the terms thereof. Upon a disposition in accordance with any such registration, the Holders of such Warrants shall be entitled to receive from the Company, without expense, new certificates not containing the restrictive legend set forth in this Warrant.

Section 3 Transfer, Division and Combination

The Company agrees to maintain at its registered office from time to time or with its registrars, books for the registration and transfer of this Warrant and this Warrant and all rights hereunder are transferable, in whole or in part, as if the provisions of the articles of association of the Company, as in effect on the date of original issuance of this Warrant, as to registration, transfer and transmission of shares applied mutatis mutandis to the registration, transmission and transfer of the rights conferred by this Warrant. This Warrant may be divided or combined with other Warrants upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the Holders thereof or their respective duly authorised agents or attorneys. The Company shall execute and deliver a new Warrant or Warrants exchangeable for the Warrant or Warrants to be divided or combined in accordance with such notice. The provisions of the articles of association of the Company as in effect on the date of original issuance of this Warrant relating to notices, untraced numbers and lost and defaced certificates shall, save as provided in Section 9, apply mutatis mutandis to this Warrant.

Section 4 Successor; Taxes

     (a) Successor Company The obligations of the Company under this Warrant shall be binding upon any acquiring or successor company or organisation resulting from any Reorganisation (as defined below) of the Company, or upon any acquiring or successor company or organisation acquiring or succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of Holder's rights under this Warrant in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganisation or transfer of assets.

     (b) Taxes on Conversion The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder exercising this Warrant for any applicable taxes, including stamp tax, in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or (subject as provided by law and the payment of stamp duty, stamp duty reserve tax or any like tax as may be applicable (if any)) in such names as may be directed by, the Holder; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax and any and all additional costs and expenses incurred as a result of registration (at the request of the Holder) in a name or names other than the name of the Holder or shall have established to the satisfaction of the Company that such tax and any and all additional costs and expenses incurred as a result of registration (at the request of the Holder) in a name or names other than the name of the Holder have been paid.

Section 5 Adjustments to Aggregate Number and Exercise Price

The Aggregate Number and Exercise Price shall be subject to adjustment from time to time as follows and thereafter as adjusted shall be deemed to be the Aggregate Number and the Exercise Price hereunder.

     (a) If any capital reorganisation or reclassification of the Company, or any consolidation or merger of the Company with another person (including an acquisition of the Company by takeover, scheme of arrangement or otherwise), or the sale, transfer or lease of all or substantially all of its assets to another person (together "Reorganisation") shall be effected in such a way that holders of Ordinary Shares shall be entitled to receive shares, securities or assets with respect to or in exchange for their shares, then provision shall be made, in accordance with this Section 5, whereby the Holder hereof shall thereafter have the right to subscribe for and receive, upon the subsequent exercise of its rights under this Warrant and subject to serving an Exercise Notice, and upon the basis and upon the terms and conditions specified in this Warrant and in addition to or in exchange for, as applicable, the Warrant Shares subject to this Warrant immediately before such Reorganisation, such securities or assets as would have been issued or payable with respect to or in exchange for the Aggregate Number immediately before such Reorganisation if exercise of this Warrant had occurred immediately prior to such Reorganisation. If in connection with any Reorganisation, holders of Ordinary Shares are required in addition to exchanging their Ordinary Shares to make a payment in cash or otherwise, appropriate adjustments shall be made to the amount of shares, securities or other assets which the Holder is to receive hereunder. The Company will not effect any Reorganisation unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity acquiring the Company or purchasing or leasing such assets shall assume by written instrument (1) the obligation to deliver to such Holder such securities or assets in substitution for the Warrant Shares immediately prior to the Reorganisation as, in accordance with the foregoing provisions, such Holder may be entitled to subscribe for, and (2) all other obligations of the Company under this Warrant. The provisions of this Section 5(a) shall similarly apply to successive Reorganisations.

     (b) If and whenever the Company shall pay or make any Capital Distribution (as defined below) to holders of its Ordinary Shares, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such Capital Distribution by the Capital Distribution Fraction. The Capital Distribution Fraction is a fraction the numerator of which is the difference between the Fair Market Value of one Ordinary Share on the dealing day last preceding the date on which the Capital Distribution is publicly announced and the fair market value on the date of such announcement of the portion of the Capital Distribution attributable to one Ordinary Share and the denominator of which is the Fair Market Value of one Ordinary Share on the dealing day last preceding the date on which the Capital Distribution is publicly announced. Such adjustment shall become effective on the date that such Capital Distribution is actually made. Upon such adjustment, the Aggregate Number shall be adjusted by multiplying the Aggregate Number of Ordinary Shares deliverable immediately prior to such adjustment by the reciprocal of the Capital Distribution Fraction.

     "Capital Distribution" means:

          (i) any distribution of assets in specie charged or provided for in the accounts of the Company for any financial period (whenever paid or made and however described) but excluding a distribution of assets in specie in lieu of, and to a value not exceeding, a cash dividend or distribution which would not have constituted a Capital Distribution under (ii) below (and for these purposes a distribution of assets in specie includes without limitation an issue of shares or other securities credited as fully or partly paid up (other than Ordinary Shares credited as fully paid) by way of capitalisation of reserves); and

          (ii) any cash dividend or distribution of any kind charged or provided for in the accounts of the Company for any financial period (whenever paid or made and however described) except to the extent that it does not, when taken together with any other cash dividend or distribution or any distribution of assets in specie previously made or paid in respect of all periods ending after 31 December 1999, exceed 20 per cent. of the amount equal to the aggregate of the consolidated cumulative net profits on ordinary activities less the aggregate of any consolidated cumulative net losses on ordinary activities (after taxation) attributable to the Company for all periods ending after 31 December 1999 as shown in the audited consolidated accounts of the Company for such periods (provided that such consolidated cumulative net profits shall exclude any amount arising as a result of any reduction of share capital, share premium account or capital redemption reserve but, subject thereto, shall include any profit transferred from any reserve and such consolidated cumulative net profits are otherwise available for distribution within the meaning of Part VIII of the Companies Act of 1985).

     A purchase or redemption of share capital by the Company shall not constitute a Capital Distribution or be taken into account in determining whether any other dividend or distribution shall constitute a Capital Distribution unless, in the case of purchases of Ordinary Shares by the Company, the weighted average price (before expenses) on any one day in respect of such purchases exceeds the Fair Market Value at the opening of business either (A) on that date, or (B) where an announcement has been made of the intention to purchase Ordinary Shares at some future date at a specified price, on the business day immediately preceding the date of such announcement and, in the case of either (A) or (B) where, the relevant day is not a dealing day, the immediately preceding dealing day, in which case such purchase shall be deemed to constitute a Capital Distribution in the amount of the aggregate price paid (before expenses) in respect of such Shares purchased by the Company.

(c) If the Company: (i) subdivides its outstanding Ordinary Shares into a greater number of Ordinary Shares; and/or (ii) combines its outstanding Ordinary Shares into a lesser number of Ordinary Shares, then the Aggregate Number in effect immediately prior thereto shall be adjusted so that the holder or holders of this Warrant shall thereafter be entitled to receive, upon exercise hereof, the number of Ordinary Shares that such Holder would have owned or have been entitled to receive after the occurrence of such event had such Warrants been exercised immediately prior to the occurrence of such event or the record date with respect thereto. Upon any such adjustment to the Aggregate Number, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is the Aggregate Number of Shares deliverable immediately prior to such adjustment and the denominator of which is the Aggregate Number of Shares deliverable immediately after such adjustment.

(d) If the Company shall (i) issue wholly for cash any Ordinary Shares or grant wholly for cash any options, warrants or other rights to subscribe for Ordinary Shares, in each case at a price per Ordinary Share which is less than the Fair Market Value per Ordinary Share immediately prior to the time of announcement of the terms of such issue or grant, or (ii) issue wholly for cash other securities which are convertible into or exchangeable for or carry rights of subscription for, or which might be redesignated as, Ordinary Shares and the consideration per Ordinary Share received or receivable is less than the Fair Market Value per Ordinary Share immediately prior to the time of announcement of such issue, then the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to the issue or grant by a fraction of which the numerator is the number of Ordinary Shares in issue immediately prior to such issue or grant plus the number of Ordinary Shares which the aggregate consideration (if any) receivable by the Company for the Ordinary Shares issued or to be issued upon exercise of such options, warrants or other rights, or upon conversion or exchange of or exercise of such subscription rights attached to such other securities, or upon such redesignation, as the case may be (as determined in accordance with the provisions below), would purchase at such Fair Market Value and the denominator is the number of Ordinary Shares in issue immediately prior to such issue or grant plus the number of Ordinary Shares issued or to be issued upon exercise of such options, warrants or other rights, or upon conversion or exchange of or exercise of such rights of subscription attached to such other securities, or upon or arising from such redesignation, as the case may be (at the conversion, exchange or subscription price or rate at the date of such issue or grant, as applicable). Such adjustment shall become effective on the date of issue of such Ordinary Shares, the grant of such options, warrants or other rights or the issue of such other securities, as applicable.

     The Aggregate Number of Ordinary Shares shall be adjusted by multiplying the number of Ordinary Shares which would (but for the provisions of this sub-paragraph) be issuable upon the future exercise of this Warrant by the fraction of which (i) the numerator is the Exercise Price before such issue and (ii) the denominator is the Exercise Price after such issue.

     For the purpose of calculating the aggregate consideration receivable per Ordinary Share pursuant to this paragraph (d) and paragraphs (f) and (h) below, the following provisions shall apply: (1) the aggregate consideration receivable for the Ordinary Shares to be issued or otherwise made available upon the exercise of any options, warrants or other rights, or upon exercise of rights of subscription attached to any securities, shall be deemed to be that part (which may be the whole) of the consideration received or receivable for such options, warrants or other rights or for such rights of subscription which is attributed by the Company to such options, warrants or other rights or to such rights of subscription or, if no part of such consideration is so attributed, the fair market value of such options, warrants, other rights or rights of subscription as at the date of the announcement of the terms of the grant of such options, warrants or other rights or the date of the announcement of the issue of such other securities which by their terms of issue carry rights of subscription for Ordinary Shares, as applicable (as determined in good faith by an independent merchant bank of international repute selected by the Company), and (2) the aggregate consideration receivable for the Ordinary Shares to be issued or otherwise made available upon the conversion or exchange of any securities shall be deemed to be the consideration received or receivable by the Company for any such securities, plus in the case of each of (1) and (2) above, the additional consideration (if any) to be received by the Company upon the exercise of such options, warrants or other rights or upon the conversion or exchange of such securities, or upon the exercise of rights of subscription attached to such securities, divided by the number of Ordinary Shares to be issued upon such exercise, conversion or exchange at the initial conversion, exchange or subscription rate or price.

(e) If the Company makes any issue of Ordinary Shares (the "relevant issue") by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund) (other than Ordinary Shares paid up out of distributable reserves and issued in lieu of a cash dividend in circumstances where at the date or declaration of such dividend the cash dividend divided by the number of Ordinary Shares paid up out of distributable reserves in lieu of the cash dividend is not less than the Fair Market Value of an Ordinary Share at that date) then and in each such case the Exercise Price (the "Exercise Price before issue") shall thereafter be adjusted (effective as at the date of issue of the Ordinary Shares) to reflect the relevant issue and the Exercise Price in effect immediately after such issue (the "Exercise Price after issue") shall be ascertained (to the nearest penny) by dividing the aggregate of (i) the amount obtained by multiplying the total number of Ordinary Shares of the Company in issue immediately before the relevant issue by the Exercise Price before issue and (ii) if any, the consideration received by the Company upon the relevant issue, by the total number of Ordinary Shares of the Company in issue immediately after the relevant issue.

     Upon such adjustment, the Aggregate Number shall be adjusted by multiplying the number of Ordinary Shares which would (but for the provisions of this sub-paragraph) be issuable upon exercise of the Warrant by the fraction of which (i) the numerator is the Exercise Price before issue and (ii) the denominator is the Exercise Price after issue.

     The Exercise Price shall not be increased by virtue of this paragraph (e) and, in the event that it would be, there shall be no adjustment under this subparagraph (e).

(f) If and whenever the rights of conversion or exchange or subscription attached to any convertible or exchangeable securities or securities carrying rights of subscription for Ordinary Shares as are mentioned in paragraph (d) are modified so that the consideration for Ordinary Shares receivable by the Company upon conversion or exchange or exercise of such securities shall be less than the price which is the Fair Market Value of Ordinary Shares, determined on the dealing day next preceding the date of announcement of the proposal to modify such rights of conversion, exchange or subscription, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such modification by a fraction of which the numerator is the number of Ordinary Shares in issue on the date of such modification plus the number of Ordinary Shares which the aggregate consideration (determined in accordance with Section 5(d)) receivable by the Company for such securities would purchase at such Fair Market Value and of which the denominator shall be the number of Ordinary Shares in issue on such date of modification plus the number of Ordinary Shares to be issued on conversion, exchange or exercise of such securities at the modified conversion, exchange or exercise price or rate. Such adjustment shall become effective as at the date upon which such modification shall take effect. A right of conversion, exchange or subscription shall not be treated as modified for the foregoing purposes where it is adjusted to take account of rights or capitalisation issues and other events giving rise in accordance with usual market practice to adjustment of conversion, exchange or subscription terms.

     Upon any adjustment to the Exercise Price, the Aggregate Number of Ordinary Shares shall be adjusted by multiplying the Aggregate Number of Ordinary Shares which would (but for the provisions of this paragraph (f)) be issuable upon the future exercise of this Warrant by the fraction of which
     (i) the numerator is the Exercise Price before such modification and (ii) the denominator is the Exercise Price after such modification.

(g) If an order is made or an effective resolution is passed on or before the Expiry Time for the winding up of the Company (except for the purpose of reconstruction or amalgamation or merger in which case the Company will procure that the Holder is granted by the reconstructed or amalgamated company a substituted warrant of a value equivalent to the value of this Warrant immediately prior to such reconstruction or amalgamation) the Holder will be entitled on giving notice in writing to the liquidator of the Company within 42 days of the date of such order or the passing of such resolution (the "Liquidation Notice Period") to elect that for the purpose of ascertaining its rights in the winding up it shall be treated as if it had immediately before the date of the order or of the passing of the resolution (as the case may be) exercised its rights to acquire Ordinary Shares pursuant to this Warrant and in that event it shall be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Ordinary Shares such a sum as it would have received had it been the holder of the Ordinary Shares to which it would have become entitled by virtue of such exercise after deducting a sum equal to the sum which would have been payable in respect of such exercise. Subject to this paragraph, this Warrant shall lapse on the expiry of the Liquidation Notice Period.

(h) If and whenever the Company shall issue Ordinary Shares to holders of Ordinary Shares as a class by way of rights, or issue or grant to holders of Ordinary Shares as a class by way of rights options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at a price per Ordinary Share which is less than the Fair Market Value per Ordinary Share on the dealing day last preceding the date of the announcement of the terms of the issue or grant of such Ordinary Shares, options, warrants or other rights, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such announcement of issue or grant by the Rights Issue Fraction. The Rights Issue Fraction is a fraction the numerator of which is the sum of the number of Ordinary Shares in issue immediately before such announcement and the number of Ordinary Shares which the aggregate consideration (if any) (determined in accordance with Section 5(d)) payable (i) for the Ordinary Shares issued by way of rights or (ii) for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares comprised therein would purchase at such Fair Market Value per Ordinary Share and the denominator of which is the sum of the number of Ordinary Shares in issue immediately before such announcement and the number of Ordinary Shares issued or, as the case may be, comprised in the grant.

     Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange Limited, or, if the Ordinary Shares are no longer traded, the date on which such rights, options or warrants are granted or issued. Upon such adjustment, the Aggregate Number shall be adjusted by multiplying the number of Ordinary Shares deliverable immediately prior to such adjustment by the reciprocal of the Rights Issue Fraction.

(i) If and whenever the Company shall issue any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares) to holders of Ordinary Shares as a class by way of rights or grant to holders of Ordinary Shares as a class by way of rights any options, warrants or other rights to subscribe for or purchase any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares), the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to the announcement of such issue or grant by the Securities Grant Fraction. The Securities Grant Fraction is a fraction the numerator of which is the difference between the Fair Market Value of one Ordinary Share on the dealing day immediately preceding the date on which the terms of such issue or grant are publicly announced and the fair market value on the date of such announcement of the portion of the rights attributable to one Ordinary Share after such announcement is made and the denominator of which is the Fair Market Value of one Ordinary Share on the dealing day immediately preceding the date on which the terms of such issue or grant are publicly announced. Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange, or, if the Ordinary Shares are no longer traded, the date on which such rights, options or warrants are granted or issued.

     Upon such adjustment, the Aggregate Number shall be adjusted by multiplying the number of Ordinary Shares deliverable immediately prior to such adjustment by the reciprocal of the Securities Grant Fraction.

(j) The following provisions shall be applicable to the making of adjustments of the Aggregate Number hereinbefore provided in this Section 5:

     (i) The adjustments required by the preceding paragraphs of this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except as expressly provided herein. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

     (ii) If the Company shall propose an action described in Sections 5(a) through 5(i) hereof, but abandons its plan to take such action prior to effecting such action, then no adjustment shall be required.

     (iii) Notwithstanding anything herein to the contrary, no adjustment shall be made to the Aggregate Number as a result of adjustments to the Aggregate Number as defined in any Warrants issued to the Holder on the date hereof.

     (iv) For the purposes of this Warrant, the fair market value (the "Fair Market Value") per share of Ordinary Shares shall mean: the average of the daily market prices for Ordinary Shares for 30 consecutive dealing days (meaning for all purposes of this Warrant, a day on which dealings take place on the London Stock Exchange Limited) commencing 45 dealing days before such date, or if there shall have been a public market for fewer than 45 dealing days, the average of the daily market prices for the actual number of dealing days (with the "market price" for each such dealing day being the closing price for each such day as reported in The Financial

           Times - London Edition, or if not reported therein, as reported in another newspaper chosen by the Board of Directors; or, where the Fair Market Value cannot be so determined, as a result of the Ordinary Shares not being listed or quoted on any of the 30 dealing days referred to above, it shall be determined as follows: first, by an investment banking firm selected by the Holder, second, if such determination shall not be satisfactory to the Company, as evidenced by a written objection by the Company to the Holder, within ten (10) days of receipt by the Company of such determination, the Company shall be entitled to select an investment banking firm which shall make its own determination within thirty (30) days of its appointment, and if such determination shall differ by less than 10% from the determination of the investment banking firm selected by the Holder, the Fair Market Value shall be the mean average of such determinations and fourth, if such determinations shall differ by 10% or more, such investment banking firms shall appoint a third investment banking firm which shall make its own determination within two weeks of its appointment, which determination shall be binding upon the Company and the Holder. Any and all determinations made pursuant to this Section 5(j)(iv) shall be performed by an investment banking firm experienced in the conduct of corporate valuations and shall be based upon the fair market value of 100% of the Company on a consolidated basis if sold as a going concern, without giving effect to any discount for lack of liquidity of the Ordinary Shares or to the fact that the Ordinary Shares are privately held or to any discount relating to, or reclassification because of, the right of any stockholder or warrant holder of the Company to sell its shares of Ordinary Shares or warrants to the Company. In addition, in making such determination, the investment banking firm shall take into account the valuations associated with recent public offerings of Ordinary Shares by companies engaged in businesses and with capital structures similar to the Company and such other matters as are relevant to the valuation of the Company. Notwithstanding anything herein to the contrary, in determining Fair Market Value under this
           Section 5(j)(iv), (a) any changes in generally accepted accounting principles in the United Kingdom ("GAAP") which are adverse to the valuation from the date of original issuance of the Warrants shall be disregarded such that any computations shall be made as if the GAAP change had not been implemented, and (b) any dividends paid or redemptions or repurchases of any of the securities of the Company by the Company within one year of the calculation of Fair Market Value hereunder shall be disregarded and any amounts distributed shall be treated as if such amounts had been retained by the Company. All costs of such determinations shall be borne by the Company.

(k) If any question shall arise in regard to the nature or extent of any adjustment to be made to the Exercise Price or the Aggregate Number pursuant to this Warrant, or whether any such adjustment should be made, or any event occurs as to which the other provisions of this Section 5 are not strictly applicable but the lack of any provision for the exercise of the rights of a holder or holders of Warrants would not fairly protect the subscription rights of such holder or holders of Warrants in accordance with the essential intent and principles of such provisions, then the Company shall appoint a firm of independent chartered accountants in England (which may be the regular outside auditors of the Company) satisfactory to the Holder, or failing agreement, such firm of chartered Accountants nominated on request of the Company or the Holder by the President from time to time of the Institute of Chartered Accountants in England and Wales so that any person so nominated shall be deemed to be acting as an expert and not as an arbitrator and his decision shall be binding on the Company and the Holder which shall give its opinion as to the adjustments, if any, necessary to preserve, without dilution, on a basis consistent with the essential intent and principles established in the other provisions of this Section 5, the exercise rights of the holders of Warrants. Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein. The fees and expenses of such accountants shall be paid by the Company.

(l) Within 45 days after the end of each fiscal quarter during which an event occurred that resulted in an adjustment pursuant to this Section 5, the Company shall cause to be promptly mailed to each Holder of Warrants (and upon the exercise of any Warrants to the exercising Holder) by first-class mail, postage prepaid, notice of each adjustment or adjustments to the Aggregate Number effected since the date of the last such notice and a certificate of the Company's Finance Director setting forth the Aggregate Number after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

(m) The provisions of paragraphs (d) and (h) shall not apply to (i) any issuance or sale of Ordinary Shares in a bona fide public offering, (ii) any issuance or sale of Ordinary Shares in a bona fide private placement or
     (iii) any issuance of Ordinary Shares to employees or directors of the Company or any of its subsidiaries under employee benefit or incentive plans adopted by the Board of Directors and approved by the holders of Ordinary Shares when required by law or any stock exchange regulations. For these purposes, a "bona fide" offering or placement shall mean (i) an offering or placement of Ordinary Shares, options, warrants or other rights to subscribe or purchase any Ordinary Shares, or of securities which are exchangeable or convertible into Ordinary Shares where the aggregate consideration receivable by the Company in respect of each Ordinary Share issued in such offering or to be issued on exercise of such options, warrants or other rights, or on exchange or conversion of the relevant securities, is not less than 90% of the Fair Market Value per Ordinary Share immediately prior to the announcement of such offering by the Company or (ii) in the case of the application of this paragraph (m) to paragraph
     (i), where the fair market value of the portion of the rights attributable to one Ordinary Share referred to therein is less than 5% of the Fair Market Value of an Ordinary Share on the dealing day immediately preceding the date of announcement referred to therein.

Section 6 Covenant to Reserve Ordinary Shares; Not Issue at a Discount

The Company covenants and agrees that it will at all times reserve and set apart and have, free from preemptive rights, a number of authorised but unissued Ordinary Shares sufficient to enable it at any time to fulfill all its obligations hereunder. The issuance of such shares has been duly and validly authorised, and when issued and sold in accordance with the Warrants, such shares will be duly and validly issued and fully paid. The Company shall not make any issue, grant or distribution or take any other action if the effect thereof would be that, on the exercise of Warrants, Ordinary Shares would have to be issued at a discount or otherwise could not, under any applicable law then in effect, be legally issued as fully paid.

Section 7 Notices

If the Company announces or discloses publicly any event that would or may give rise to an adjustment to the Exercise Price or the Aggregate Number as contemplated by Section 5, the Company shall cause notice of any such event to be given to the Holder of this Warrant as soon as practicable after the public announcement and in any event within 28 days of any adjustment of rights pursuant to these terms and conditions notice giving particulars of the adjustment together with, for no charge, a new Warrant in respect of the adjusted number of Ordinary Shares or, if the Directors deem it appropriate, a replacement Warrant for the total number of Ordinary Shares for which the Holder is entitled to subscribe in consequence of such adjustments (such number to be rounded up, where applicable, to the nearest whole number of Ordinary Shares).

Section 8 Limitation of Liability; Not Shareholders

No provision of this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive dividends or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matter whatsoever as shareholders of the Company. No provision hereof, in the absence of affirmative action by the Holder to subscribe for Ordinary Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of Holder for the subscription price or as a shareholder of the Company, whether such liability is asserted by the Company, creditors of the Company or others.

Section 9 Loss, Destruction of Warrant

Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company (the original Warrantholder's indemnity being satisfactory indemnity in the event of loss, theft or destruction of any Warrant owned by such holder), or in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant, of like tenor and representing the right to subscribe for the same Aggregate Number of Ordinary Shares, as adjusted in
Section 5, as provided for in such lost, stolen, destroyed or mutilated Warrant, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 10 in lieu of any Warrant alleged to be lost, destroyed or stolen, or of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.

Section 10 Amendments

Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally or in writing, provided that any term of this Warrant may be amended or the observance of such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Company and the Holder(s) of the Warrants that are exercisable for a number of Ordinary Shares that represent in the aggregate at least a majority of the total number of Ordinary Shares for which all of the Warrants originally issued on the date hereof are then exercisable.

Section 11 Severability

If in any jurisdiction, any provision of this Warrant or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

Section 12 Termination

All rights under this Warrant not exercised on the Expiry Date shall lapse and terminate absolutely save in respect of rights in respect of any Exercise Notice delivered on or before the Expiry Time or any other rights or liabilities that have accrued prior to the Expiry Time.

Section 13 Notice

Any notice or document required or permitted by this Warrant to be given to a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid certified mail, return receipt requested, to such party addressed as follows:

If to the Company:   The Dialog Corporation plc
                     The Communication Building
                     48 Leicester Square
                     London WC2H 7DB
                     Attention:  Finance Director

copy to:             Theodore Goddard
                     150 Aldersgate Street
                     London ECIA 4EJ
                     Attention: Graham Stedman

If to the Holder:    [                ]

copy to:             [                ]

Notice so mailed shall be deemed to have been given upon receipt if delivered personally or on the fifth business day next following the date of the returned receipt. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is delivered. Any party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

Section 14 Governing Law

This Warrant, as to which time shall be of the essence, is governed by and shall be construed in accordance with English law.

In Witness Whereof, this Warrant has been executed as a deed on 12 November
1999.


THE DIALOG CORPORATION PLC


By:   ___________________________
      Name:
      Title:


By:   ___________________________
      Name:
      Title:

                                   Exhibit 1

                                EXERCISE NOTICE


The undersigned Holder hereby elects to exercise subscription rights represented by this Warrant for, and to subscribe for thereunder, ________ Ordinary Shares covered by this Warrant [and herewith makes payment in full therefor of less than or equal to _________ cash] [pursuant to a Cashless Exercise in accordance with Section 1(a) of this Warrant]* and requests that, subject to the terms and conditions of this Warrant, certificates for [such] [the relevant number of]* Ordinary Shares be issued in the name of and delivered to _________________ whose address is _______________________________________.

[The undersigned hereby represents, acknowledges and agrees that (a) it is not a U.S. person (within the meaning of Regulation S ("Regulation S") under the U.S. Securities Act of 1933) and this Warrant is not being exercised on behalf of a U.S. person (within the meaning of Regulation S), (b) it is located outside the United States and the address given above for delivery of the securities delivered upon exercise thereof is not within the United States (within the meaning of Regulation S).]*

[The undersigned hereby represents, acknowledges and agrees that it has obtained a written opinion of counsel (a copy of which is attached hereto) to the effect that this Warrant and the securities to be delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration thereunder. The undersigned hereby further represents, acknowledges and agrees that, if such opinion states that such securities are exempt from registration, additional restrictions on the holder's ability to offer, sell, pledge or otherwise transfer such securities may apply.]*



[* Note to exercising Warrantholder - cross out provision that does not apply]



Dated:  _________________, 1999

By:     ___________________________        (Signature guaranteed)
        Name:
        Title:

                                   Schedule 1

                               WARRANTS EXERCISED


 This Warrant has been exercised in respect of Ordinary Shares as shown by the latest entry made in the second column below. The Aggregate Number hereunder is revised as shown in the latest entry in the third column below:



Date              Number of Ordinary    Revised Aggregate    Notation made by
                                                             or on behalf of the
                  Shares                Number               Company

[to be completed] zero                  [to be completed]    Not applicable